Exhibit 2

EXECUTION VERSION

Amended and Restated Rule 10b5-1 Repurchase Plan

This Amended and Restated Rule 10b5-1 Repurchase Plan (this “Repurchase Plan”), amends and restates that certain 10b5-1 Repurchase Plan, dated as of September 15, 2011 (the “Original Plan”), by and between Brean Murray, Carret & Co., LLC (“Broker”) and China Information Technology, Inc., a Nevada corporation (the “Issuer”), effective as of November 24, 2011 by and among Broker, the Issuer, and Mr. Jiang Huai Lin (the “Additional Participant”).

WHEREAS, the Issuer and the Additional Participant desire to establish an amended and restated plan that qualifies for the affirmative defense and safe harbor provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to repurchase shares of the Issuer’s common stock, par value $0.01 per share (individually, a “Share” and collectively, the “Shares”), pursuant to its share repurchase program, not to exceed an aggregate value of $7,000,000, including any and all purchases that were made pursuant to the Original Plan.

WHEREAS, each of the Issuer and the Additional Participant desires to engage Broker as such party’s sole agent to purchase Shares on its or his behalf in accordance with this Repurchase Plan.

WHEREAS, each of the Issuer and the Additional Participant has established or, prior to effecting transactions under this Repurchase Plan will establish, an account (each, an “Account”) with Broker by executing Broker’s customary account agreement and all other necessary ancillary documents with Broker.

NOW, THEREFORE, Broker, the Issuer and the Additional Participant hereby agree as follows:

1.          Engagement of Broker

During the term of this Repurchase Plan, Broker shall act as the sole agent of each of the Issuer and the Additional Participant to purchase Shares pursuant to this Repurchase Plan. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement. The Repurchase Plan and the agreements, covenants, representations and warranties contained herein are effective as of the date first written above.

2.          Trading Instructions

(a)                 Broker is authorized to begin purchasing Shares as sole agent for the Issuer pursuant to this Repurchase Plan on the date hereof (the “Commencement Date”) and as sole agent for the Additional Participant pursuant to this Repurchase Plan beginning one month after the date of this Repurchase Plan. Broker shall cease purchasing Shares on the Termination Date (as defined below). The period beginning on the Commencement Date and ending on the Termination Date is referred to herein as the “Plan Period”.

(b)                 In accordance with Broker’s customary procedures, Broker will deposit Shares purchased hereunder into the Issuer’s or the Additional Participant’s Account, as applicable, against payment to Broker of the purchase price and commissions and other fees in respect thereof.

(c)                 Broker will notify the Issuer and the Additional Participant via email of all transactions executed under this Repurchase Plan pursuant to customary trade confirmations, which shall be provided no later than 24 hours after execution of each transaction.

(d)                (i)          On each day of the Plan Period on which the Shares are traded on the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board or such other inter-dealer electronic quotation or trading market through which the Shares are publicly traded (each, a “Business Day”), Broker shall use commercially reasonable efforts to purchase in the open market or through privately negotiated transactions, as sole agent and for the account of each of the Issuer and the Additional Participant in compliance with Rule 10b-18 under the Exchange Act, the lesser of (x) the maximum number of Shares the Issuer is permitted to purchase under Rule 10b-18 on such Business Day and (y) the number of Shares to be purchased pursuant to the Share Repurchase Guidelines set forth on Appendix A hereto.

(ii)          The Issuer and the Additional Participant shall pay to Broker the commission per share repurchased for its and his account, respectively as set forth on Appendix A.

(e)          Broker will make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Repurchase Plan, on a transaction-by-transaction basis, including (i) size, time of execution and price of purchase; and (ii) the exchange, quotation system, or other facility through which the Share purchase occurred, which obligations are set forth under the heading “Daily Time-Sequenced Schedule Obligations” on Appendix A hereto.

3.          Broker’s Discretion to Deviate from Trading Instructions

Notwithstanding any provision herein to the contrary, including the provisions of Section 2(d), in the event that, on any Business Day, on the advice of Broker’s counsel, effecting purchases hereunder could result in a violation of law, regulations or contractual restrictions applicable to Broker, the Issuer or the Additional Participant (collectively, “Restrictions”), Broker may refrain from purchasing Shares or purchase fewer than the otherwise applicable number of Shares to be purchased set forth in the Share Repurchase Guidelines, as determined by Broker, in its sole discretion with regard to such Restrictions. Each of the Issuer and the Additional Participant understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction or internal policy application to Broker or otherwise. If any purchase cannot be executed as required by Section 2 hereof due to a market disruption, a legal, regulatory or contractual restriction or internal policy applicable to Broker or any other event, such purchase shall be cancelled and shall not be effected pursuant to this Repurchase Plan and Broker shall provide written notice to the Issuer and the Additional Participant.

4.          Termination Date

This Repurchase Plan shall terminate upon the Termination Date. “Termination Date” means the earliest of:

(i)          the end of the Business Day on which the aggregate purchase price for all Shares purchased under this Repurchase Plan and the Original Plan equals $7,000,000 (exclusive of commissions) provided that, for avoidance of doubt, in no event shall the aggregate purchase price for all Shares purchased under this Repurchase Plan and the Original Plan exceed $7,000,000 (exclusive of commissions);

(ii)          the date that Broker receives notice that the Issuer or the Additional Participant has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against the Issuer or the Additional Participant and has not been dismissed within sixty (60) calendar days of its filing;

(iii)          the date that the Issuer or any other person publicly announces a tender or exchange offer with respect to the Shares or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction as a result of the consummation of which the Shares would be exchanged or converted into cash, securities or other property;

(iv)          such time as Broker determines, in its sole discretion, that it is prohibited for any reason from engaging in purchasing activity as the Issuer’s and the Additional Participant’s sole agent under this Repurchase Plan;

(v)          the end of the second Business Day following the date of receipt by Broker of notice of early termination substantially in the form of Appendix B hereto, delivered by facsimile transmitted to 212-702-6649, Attention: Alan Kotaev and confirmed by telephone to Alan Kotaev at 212-702-6666;

(vi)          the failure of the Issuer or the Additional Participant to comply with Section 2(d)(ii) hereof; and

(vii)          the 12-month anniversary of the date of the Original Plan.

If Broker determines that any event specified in Paragraphs (i), (ii), (iii); (iv) or (vi) of this Section 4 has occurred, Broker shall promptly notify the Issuer and the Additional Participant that this Repurchase Plan has terminated pursuant to the terms of this Section 4 and the date of such termination. The Issuer or the Additional Participant shall promptly notify Broker of the occurrence of any event specified in Paragraphs (ii) or (iii) of this Section 4 upon obtaining actual knowledge of such event.

5.          Representations, Warranties and Covenants

(a)               Each of the Issuer and the Additional Participant represents and warrants to Broker that it is not aware of any material, nonpublic information concerning the Shares (“Material, Nonpublic Information”) and is entering into this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

(b)              From the date hereof until the Termination Date, each of the Issuer and the Additional Participant agrees not to enter into or alter any hedging transaction with respect to any Shares.

(c)              Each of the Issuer and the Additional Participant represents and warrants that as of the time of execution of this Repurchase Plan, it or he has not entered into any similar plan or agreement with respect to Shares or any security or interest convertible into or exchangeable for Shares, respectively.

(d)              Each of the Issuer and the Additional Participant agrees to inform Broker (i) of any purchases made during the Plan Period by the Issuer and any “affiliated purchaser” as defined in Rule 10b-18 immediately upon becoming aware of such purchases and (ii) if the Issuer or any “affiliated purchaser” intends to make any such purchases, promptly upon being informed of such intention. Each of the Issuer and Additional Participant shall not, without two Business Days’ prior notice to Broker or consent of the Broker, during the Plan Period, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), or any security convertible into or exchangeable for Shares.

(e)              Each of the Issuer and the Additional Participant represents and warrants that (i) the transactions contemplated hereby are consistent with the Issuer’s publicly announced stock repurchase program (the “Program”) and said Program has been duly authorized by the Issuer’s board of directors; (ii) assuming the Earnings Press Release is issued and two days have elapsed following such issuance, neither is aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Shares); (iii) each is entering into this Repurchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, Rule 10b-5, Rule 10b-18 and Rule 13e-3 under the Exchange Act or other applicable securities laws; (iv) each of its or his execution of this Repurchase Plan will not violate or conflict with any insider trading policy of the Issuer; (v) to the best of the Issuer’s and the Additional Participant’s knowledge, there are not legal, regulatory, contractual or other restrictions applicable to the Issuer or the Issuer affiliates that would prohibit or limit the Broker from either entering into the Repurchase Plan or any transaction pursuant to the Repurchase Plan; and (vi) the Issuer is not a party to any other plan which is valid on the date hereof for trading with respect to shares other than the Repurchase Plan. Each of the Issuer and Additional Participant acknowledges that Broker has no liability or responsibility to the Issuer and Additional Participant for ensuring that the Plan complies or continues to comply with the Issuer’s insider trading or other employee policies and procedures.

(f)              Except as contemplated by Section 4(v) of this Repurchase Plan, each of the Issuer and Additional Participant acknowledges and agrees that it or he does not have authority, influence or control over any purchase effected by Broker pursuant to this Repurchase Plan and each of the Issuer and Additional Participant agrees not to attempt to exercise any authority, influence or control over purchases.

(g)              Broker agrees not to seek advice from the Issuer or Additional Participant with respect to the manner in which it affects purchases under this Repurchase Plan.

6.          Compliance with the Securities Laws.

(a)             It is the intent of the parties that this Repurchase Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the parties agree that this Repurchase Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)              Broker agrees to use commercially reasonable efforts to satisfy the conditions of Rule 10b-18(b) under the Exchange Act in effecting purchases of Shares pursuant to this Repurchase Plan.

7.          Indemnification

(a)              The Issuer agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) (collectively, “Damages”) arising out of or attributable to (i) any breach by the Issuer of this Repurchase Plan (including the Issuer’s representations and warranties), and (ii) any violation by the Issuer of applicable laws or regulations with respect to the transactions contemplated by this Repurchase Plan. This indemnification will survive the termination of this Repurchase Plan. The Issuer will have no indemnification obligations hereunder, including a breach of Section 6(b) hereof (unless such breach arises out of a breach by the Issuer of its representations, warranties or obligations hereunder), in the event that such Damages are determined by a final, non-appealable judgment of a court of competent jurisdiction to have primarily resulted from the gross negligence or, willful misconduct of Broker or any other indemnified person.

(b)              The Additional Participant agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all Damages arising out of or attributable to (i) any breach by the Additional Participant of this Repurchase Plan (including the Additional Participant’s representations and warranties), and (ii) any violation by the Additional Participant of applicable laws or regulations with respect to the transactions contemplated by this Repurchase Plan. This indemnification will survive the termination of this Repurchase Plan. The Additional Participant will have no indemnification obligations hereunder, including a breach of Section 6(b) hereof (unless such breach arises out of a breach by the Additional Participant of his representations, warranties or obligations hereunder), in the event that such Damages are determined by a final, non-appealable judgment of a court of competent jurisdiction to have primarily resulted from the gross negligence or, willful misconduct of Broker or any other indemnified person.

(c)              The Broker agrees to indemnify and hold harmless the Issuer (and its directors, officers, employees and affiliates) from and against all Damages arising out of or attributable to (i) any breach by the Broker of this Repurchase Plan, and (ii) any violation by the Broker of applicable laws or regulations with respect to the transactions contemplated by this Repurchase Plan. This indemnification will survive the termination of this Repurchase Plan.

(d)              The Broker agrees to indemnify and hold harmless the Additional Participant (and his successors, heirs and affiliates) from and against all Damages arising out of or attributable to (i) any breach by the Broker of this Repurchase Plan, and (ii) any violation by the Broker of applicable laws or regulations with respect to the transactions contemplated by this Repurchase Plan. This indemnification will survive the termination of this Repurchase Plan.

(e)              Notwithstanding any other provision herein, no party hereto will be liable to the other for (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(f)              Each of the Issuer and Additional Participant acknowledges and agrees that Broker has not provided it or him, respectively, with any tax, accounting or legal advice with respect to this Repurchase Plan, including whether the Issuer or Additional Participant would be entitled to any of the affirmative defenses under Rule 10b5-1 or entitled to the safe harbor of Rule 10b-18.

8.          General

(a)              This Repurchase Plan (including any Appendices, Annexes or Exhibits) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral. This Repurchase Plan may only be modified or amended by a writing signed by the parties hereto.

(b)              This Repurchase Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

(c)              This Repurchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

(d)              All notices to Broker under the Plan shall be given to Broker by e-mail or by certified mail to the address below:

Brean Murray, Carret & Co., LLC
570 Lexington Avenue
New York
New York 10022
Tel: 212-702-6666
Email: kotaeva@bmur.com
Attention: Alan Kotaev

All notices to the Issuer or the Additional Participant under the Plan shall be given by e-mail or certified mail, all as specified below:

Jiang Huai Lin
21st F, Everbright Bank Bldg.,
Futian District, Shenzhen 518040
People’s Republic of China
Tel: 86-755-83708333
Email:linjh@chinacnit.com

With copy to :

Woon-Wah Siu, Esq.
Pillsbury Winthrop Shaw Pittman LLP
Suite 4201, Bund Center
Shanghai, 200002 P.R.C
Tel: 86-21-61377999
Email: woonwah.siu@pillsburylaw.com

(e)              This Repurchase Plan may be executed in two or more counterparts and by facsimile signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Repurchase Plan as of the date first written above.

BROKER:

BREAN MURRAY, CARRET & CO., LLC

By: /s/ Kenneth J. Kirsch
Name: Kenneth J. Kirsch
Title: Chief Financial Officer

ISSUER:

CHINA INFORMATION TECHNOLOGY, INC.

By: /s/ Jiang Huai Lin
Name: Jiang Huai Lin
Title: Chairman and CEO

ADDITIONAL PARTICIPANT:

JIANG HUAI LIN

/s/ Jiang Huai Lin

APPENDIX A

Share Repurchase Guidelines

Purchase Price Range	Number of Shares to be Purchased

$1.00/Share, maximum daily purchase 60,000 Shares.

Broker shall not purchase Shares once the aggregate purchase price for all Shares purchased under this Repurchase Plan exceed $7,000,000 including Shares purchased under the Original Plan (exclusive of commissions). Further, Broker shall not purchase Shares for the Account of the Additional Participant if the aggregate purchase price for all Shares so purchased would exceed $2,000,000. Purchases for the Account of the Additional Participant shall begin no earlier than one month following the Commencement Date. All Shares purchased under this Repurchase Plan shall be purchased for the Account of the Issuer during the first month after the Commencement Date, thereafter on a daily basis 70% of Shares purchased shall be purchased for the Account of the Issuer and 30% of Shares purchased shall be purchased for the Account of the Additional Participant, rounded to the nearest whole Share.

In the event that some portion of the Shares cannot be purchased on the buying date referenced above, the amount not purchased shall be purchased as promptly as practical after the cessation or termination of market disruption, applicable restriction, insufficient volume or other event.

In the event Broker is unable to purchase on a Business Day the maximum number of Shares permitted by the requirements of Rule 10b-18 and Rule 10b5-1 (such purchases cumulatively not to exceed the Total Plan Amount), Broker is authorized to purchase additional shares on the next Business Day and each succeeding Business Day in that trading week up to the amount of such shortfall. In no event shall purchases on any Business Day exceed 25% of the average daily trading volume reported for the Shares during the four calendar weeks preceding the week in which the purchase is to be effected (excluding block purchases by the Issuer or the Additional Participant from the trading volume if required by Rule 10b-18) or such other percentages as may be permitted by applicable law from time to time.

All Share amounts and limit prices listed herein shall be increased or decreased to reflect stock splits should they occur.

Record Keeping

Daily Time-Sequenced Schedule Obligations
Obligor	Obligation
Broker	Broker is to make, keep and produce promptly upon request a daily time-sequenced schedule of all Share purchases made under this Repurchase Plan, on a transaction-by-transaction basis, including:

• size, time of execution, price of purchase; and

• the exchange, quotation system, or other facility through which the Share purchase occurred.

Commissions

Issuer and Additional Participant shall pay to Broker a commission of $0.02 per share repurchased on its or his behalf, respectively.

APPENDIX B

Request for Early Termination of Repurchase Plan

To: BREAN MURRAY, CARRET & CO., LLC

As of the date hereof, China Information Technology, Inc. and Jiang Huai Lin hereby request termination of the Repurchase Plan, dated _____________, 2011, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

IN WITNESS WHEREOF, the undersigned has signed this Request for Early Termination of Plan as of the date specified below.

CHINA INFORMATION TECHNOLOGY, INC.

By: __________________________	Date: ________________________
Name: ________________________
Title: _________________________

JIANG HUAI LIN
_____________________________